UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 27, 2008
Mymetics Corporation
(Exact name of registrant as specified in its charter)

Delaware (State of other jurisdiction of incorporation)	000-25132 (Commission File Number)	25-1741849 (IRS Employer Identification No.)

14, rue de la Colombiere
1260 Nyon, Switzerland		NA
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: +011 41 22 363 13 10
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.
     The Registrant (“Mymetics”) issued 300,000 restricted shares of its common stock to an investor in connection with his equity investment of $150,000 at a per share price of $0.50 compared to the market bid price of approximately $0.20 on the date of the sale of those shares and 1,300,000 shares of its common stock in connection with an investment of E500,000 (approximately $780,000) at a per share price of $0.60 compared to the market bid price of approximately $0.20 on the date of the sale of those shares. Mymetics also issued to Round Enterprises a convertible note in the principal amount of E1,500,000 bearing interest at 10% per annum that matures on July 31, 2010 and has a conversion rate of $0.50 per share. All the above securities were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, based upon, among other things, that the investors are accredited as well as the size and manner of the offering.
Item 8.01 Other Events.
     Mymetics obtained extensions of the following convertible notes from a maturity date of June and July 2008, respectively, to July 31, 2010 for all three notes that allow Mymetics to remove them from its short term liabilities and reflect them in long term liabilities in its financial statements:

			New
		Prior Maturity	Maturity		Interest
Lender / Conversion	Issued	Date	Date	Amount	Rate
AngloIrish Convertible Note @ $0.50 per share	10/04/07	6/30/08	7/31/10	E500,000	10%
Round Enterprises Convertible Note @ $0.50 per share	12/14/07	6/30/08	7/31/10	E1,500,000	10%
Round Enterprises Convertible Note @ $0.50 per share	1/22/08	7/31/08	7/31/10	E1,500,000	10%

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 30, 2008	MYMETICS CORPORATION
	By:	/s/ Ernst Luebke
Ernst Luebke
Chief Financial Officer